Exhibit 99.1

PRESS RELEASE

Autoliv Makes its Largest

Capital Investment

(Stockholm, October 19, 2012) — At a China seminar today in Stockholm, Sweden, Jan Carlson, the President and CEO of Autoliv Inc. (NYSE: ALV and SSE: ALIV SDB), announced that the world-leading automotive safety company has started the construction of a new facility in China that will manufacture propellant for its airbags in the Asian markets. The cost for the new plant is estimated to amount to $33 million, making it the single largest capital expenditure in the Company’s history. The propellant plant will be Autoliv’s twelfth manufacturing facility in China.

The new plant is needed to meet the strong long term growth for automotive safety products in China and other Asian markets. This growth is driven by higher vehicle production and the ever increasing trend toward more airbags in each vehicle. Even though the number of vehicles has increased rapidly in the Asian emerging markets, the vehicles are still few in relation to the population and the geographical size of many of these countries. In China, for instance, there are still only 100 vehicles per 1,000 people compared to 500 in Europe and nearly 900 in the USA. Frontal airbags have become common in new vehicles sold in China. However, most new vehicles in China still do not have side-impact airbags, and the other emerging markets in Asia have not even come as far as China in their automotive safety developments. This will drive a strong demand for airbags in Asia and is the main reason for this significant investment by Autoliv.

So far, the propellants for Autoliv’s airbags for the Chinese market have been imported from the USA. However, producing the propellants locally in China will save shipment and inventory costs.

“This new plant will be key in our strategy to localize sourcing of components to China”, said Jan Carlson, President and CEO of Autoliv Inc. “We are already at a 70% localization rate in China with only 30% of our component need being imported from other countries. The Chinese propellant plant will increase our localization rate and align our manufacturing capacity to the market demand while simplifying our supply chain.”

The propellant is the pyrotechnic material that produces the gas when an airbag is deployed. Since the propellant (or “gas generant”) is an explosive, the manufacturing process is rigorously controlled and requires expensive equipment. Therefore, high volumes are required to make propellant operations profitable. Currently, propellant manufacturing for Autoliv and its propellant suppliers is concentrated in the USA and France. The addition of the new plant in China will increase this propellant capacity by approximately 25% and enable Autoliv long-term to produce 25-30 million more airbags, depending on the size of the airbags. The new plant is being constructed on an almost 200,000 square meter site, 200 km from Shanghai.

Autoliv Inc.	Autoliv North America, Inc.
Vasagatan 11, 7th floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (0)8 58 72 06 23, Fax +46 (0)8 411 70 25	Tel +1-248-475-0427
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com

Inquires:
- Jan Carlson. President & CEO, Autoliv Inc.	Tel +46-8-587 20 600
- George Chang, President Autoliv Asia	Tel +86-21-2230-7333

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with nearly 50,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2011 grew by 15% to US $8.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.